UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 14, 2008

ENTERPRISE PRODUCTS PARTNERS L.P.
(Exact name of registrant as specified in its charter)

Delaware	1-14323	76-0568219
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1100 Louisiana, 10th Floor Houston, Texas 77002 (Address of Principal Executive Offices, including Zip Code)
(713) 381-6500 (Registrant’s Telephone Number, including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On August 14, 2008, Enterprise Offshore Port System, LLC (“Enterprise LLC”), an indirect wholly-owned subsidiary of Enterprise Products Partners L.P. (“Enterprise”) entered into a Partnership Agreement (the “Partnership Agreement”) for the Texas Offshore Port System, a Delaware general partnership (“TOPS”) with TEPPCO O/S Port System, LLC (“TEPPCO LLC”), an indirect wholly-owned subsidiary of TEPPCO Partners, L.P. (“TEPPCO”) and Oiltanking Freeport L.P. (“Oiltanking LP”), a subsidiary of Oiltanking Holding Americas, Inc. (“Oiltanking”).  TOPS has been formed to design, construct, own and operate a new Texas offshore crude oil port and pipeline system to facilitate delivery of waterborne crude oil to refining centers along the upper Texas Gulf Coast. Through their respective subsidiaries, Enterprise, TEPPCO and Oiltanking will each own a one-third interest in TOPS, and expect to invest a total of $1.8 billion in the project, which is scheduled to begin service in the fourth quarter of 2010. The offshore terminal will require approval by the U.S. Coast Guard, while the onshore pipeline and storage facilities will be subject to review by the U.S. Environmental Protection Agency, Army Corps of Engineers and Department of Transportation.

The Partnership Agreement provides that:

▪
TOPS will be governed by a management committee comprised of representatives appointed by each of TEPPCO LLC, Enterprise LLC and Oiltanking LP (each referred to herein as a “Partner”). Each Partner’s representatives, whether one or more, are entitled to vote such Partner’s interest in TOPS.  The management committee may designate officers to act on TOPS’s behalf.

▪
The Partners are obligated to fund capital contributions necessary to form TOPS and design, construct, install and place in service the offshore crude oil port and pipeline system.  An affiliate of each Partner has guaranteed up to $700 million of such Partner’s capital contribution obligations.  The Partnership Agreement also provides for the dilution of a Partner’s interest in TOPS upon such Partner's failure to contribute its share of capital required to construct the offshore crude oil port and pipeline facilities.

▪	A subsidiary of Enterprise will act as operator and construction manager for TOPS.

▪
Except with respect to transfers to affiliates or transfers resulting from a foreclosure, any Partner undergoing a change of control or desiring to transfer all or any portion of its interest in TOPS must first offer to transfer such interest to the non-transferring Partners as a group based upon the same terms and conditions as those under which, and for the same value that, the transferring Partner would receive under the proposed transfer. The non-transferring Partners will have 60 days after receiving notice of the transfer within which to elect to acquire all of such interest proposed to be transferred.

▪
Generally, TOPS will distribute available cash (as defined in the Partnership Agreement) from operations to the Partners in proportion to their respective partnership interests on a monthly basis; provided, however, that the Partnership Agreement allows for special allocations of cash flow to Partners that choose to participate in the funding of future expansions of the facilities.

This transaction was reviewed and approved by the Audit, Conflicts and Governance Committee of the board of directors of Enterprise’s general partner.  Dan L. Duncan and certain of his affiliates, including Enterprise GP Holdings L.P., a publicly-traded partnership that owns the general partners of TEPPCO and Enterprise, control TEPPCO and Enterprise.

Item 7.01. Regulation FD Disclosure.

On August 18, 2008, Enterprise issued a press release regarding the above project. A copy of the press release is furnished herewith as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d)  Exhibit 99.1 is “furnished” and not filed herewith for purposes of Section 18 of the Securities Exchange Act of 1934, or otherwise subject to the liabilities of that section. It may only be incorporated by reference in another filing under the Securities Exchange Act of 1934 or the Securities Act of 1933 if and to the extent such subsequent filing specifically references the information therein.

Exhibit	Description
99.1	Press Release dated August 18, 2008 (incorporated by reference to Exhibit 99.1 to the Current Report on Form 8-K filed by TEPPCO Partners, L.P. on August 20, 2008).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

ENTERPRISE PRODUCTS PARTNERS L.P.

By: Enterprise Products GP, LLC,
its General Partner

Date: August 20, 2008	By: /s/ Michael J. Knesek
Name: Michael J. Knesek
Title: Senior Vice President, Controller and Principal
Accounting Officer of Enterprise Products GP, LLC